Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2015 Operating Results

NEW YORK, NY, November 4, 2015 - Urban Edge Properties (NYSE:UE) announced today its financial results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Highlights:

•	Generated Recurring Funds from Operations of $0.30 per diluted share for the quarter, and $0.90 per diluted share for the nine months ended September 30, 2015

•
Generated Funds from Operations ("FFO") of $0.32 per diluted share for the quarter and $0.63 per diluted share for the nine months ended September 30, 2015. FFO for the three months ended September 30, 2015 includes $0.02 per diluted share of tenant bankruptcy settlement income. FFO for the nine months ended September 30, 2015 includes $0.28 per diluted share in transaction costs and one-time equity awards associated with our spin-off from Vornado Realty Trust, offset by $0.01 per diluted share from other items

•
Increased same-property Net Operating Income (“NOI”) by 4.1% (3.1% including properties in redevelopment) as compared to the third quarter of 2014, and by 3.6% (3.5% including properties in redevelopment) for the nine months ended September 30, 2015 as compared to the same period in 2014

•	Increased same-property retail portfolio occupancy 80 basis points to 96.6% as compared to September 30, 2014 which was unchanged as compared to June 30, 2015

•	Consolidated retail portfolio occupancy increased 70 basis points to 96.1% as compared to September 30, 2014 and by 10 basis points compared to June 30, 2015

•	Executed 32 new leases, renewals, and options during the quarter totaling 506,600 square feet. Same-space leases totaled 192,700 square feet at an average rent spread of 0.8%.

•	Increased active development and redevelopment projects by $26.2 million to $105.7 million due to the addition of new projects at Garfield, NJ and Walnut Creek, CA

•	Shadow development and redevelopment pipeline consists of approximately $175.0 million of additional projects to be completed over the next several years

•	Ended the quarter with $197.3 million cash and cash equivalents and no amounts drawn on the $500.0 million revolving credit facility

Financial Highlights:
Recurring FFO was $31.9 million, or $0.30 per diluted share, for the third quarter of 2015. Recurring FFO was $95.2 million, or $0.90 per diluted share, for the nine months ended September 30, 2015.

FFO was $33.5 million, or $0.32 per diluted share, for the third quarter of 2015 which includes $1.8 million of tenant bankruptcy settlement income and $0.2 million of nonrecurring transaction costs. FFO was $66.3 million, or $0.63 per diluted share, for the nine months ended September 30, 2015. FFO for the nine months ended September 30, 2015 includes $29.6 million of non-recurring transaction costs and one-time equity awards primarily associated with our spin-off from Vornado Realty Trust, $1.4 million of environmental remediation costs, and $1.0 million of debt restructuring costs, partially offset by $3.1 million of tenant bankruptcy settlement income.

Net income attributable to common shareholders was $18.9 million, or $0.19 per diluted share, for the quarter ended September 30, 2015, and $23.6 million, or $0.24 per diluted share, for the nine months ended September 30, 2015.

A reconciliation of net income attributable to common shareholders to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights:
Same-property NOI increased 4.1% for the third quarter of 2015 as compared to the third quarter of 2014 due to higher occupancy, new rent commencements, contractual rent increases, higher recoveries and lower landlord expenses. Same-property NOI increased 3.6% for the nine months ended September 30, 2015 as compared to the same period of 2014. Same-property NOI including properties under redevelopment increased 3.1% for the third quarter of 2015 as compared to the third quarter in 2014. Same-property NOI including properties under redevelopment increased 3.5% for the nine months ended September 30, 2015 as compared to the same period of 2014. A reconciliation of income before income taxes to same-property NOI is provided in the tables accompanying this press release.

As of September 30, 2015, occupancy for the company’s consolidated retail portfolio was 96.1%, up 70 basis points compared to September 30, 2014, and up 10 basis points compared to June 30, 2015. On a same-property basis, retail portfolio occupancy was 96.6%, up 80 basis points compared to September 30, 2014, and unchanged as compared to June 30, 2015.

During the third quarter of 2015, the company executed 32 new leases, renewals and options totaling 506,600 square feet. The vast majority of leasing activity pertained to non same-space leases for assets in redevelopment and new pad expansions. The company executed 9 new leases on a non same-space basis during the quarter totaling 313,800 square feet at an average rental rate of $9.15 per square foot, including two warehouse leases totaling 218,400 square feet at an average rental rate of $5.15 per square foot.

On a same-space basis, 8 new leases were executed in the third quarter totaling 14,400 square feet at an average rental rate of $34.49 per square foot, representing a 16.5% decrease from prior cash rents (excluding the impact of straight-line rents). The limited number of same-space leases executed this quarter is not expected to be indicative of future activity. For the nine months ended September 30, 2015, 23 same-space leases were executed at an average rental rate of $27.63 per square foot, representing a 14.7% increase from prior cash rents.

During the third quarter of 2015, the company executed 15 lease renewals and options on a same-space basis totaling 178,400 square feet at an average rental rate of $17.62 per square foot, representing a 4.2% increase from prior cash rents. The total same-space leasing activity in the third quarter (new leases, renewals and options) aggregated 192,700 square feet at an average rental rate of $18.87 per square foot, a 0.8% increase from prior cash rents.

Development and Redevelopment Activities:
The company had approximately $105.7 million of active development and redevelopment projects underway of which $80.1 million remains to be funded as of September 30, 2015. Estimated unleveraged returns on these projects are approximately 9%. Active development and redevelopment projects increased $26.2 million during the quarter ended September 30, 2015 due to two additional projects at Garfield, NJ and Walnut Creek, CA.

The renovation of warehouses at East Hanover is ahead of schedule and the stabilization date has been moved up from 2018 to 2017. The conversion of Montehiedra Town Center, a 542,000 square-foot mall in Puerto Rico, into an outlet-focused retail mall remains on schedule for completion in late 2016. We recently executed leases with Polo and Gap.

The company continues to focus on its redevelopment pipeline, which includes approximately $175.0 million of planned expansions and renovations that the company expects to complete over the next several years.

Balance Sheet Highlights:
At September 30, 2015, the company’s total market capitalization (including debt and equity) was $3.5 billion comprised of 105.4 million shares of common shares outstanding (on a fully diluted basis) valued at approximately $2.3 billion and approximately $1.2 billion of debt. The company's ratio of net debt (net of cash) to total market capitalization was 29.8%. The company's net debt to annualized Adjusted EBITDA was 5.7x as of September 30, 2015. At September 30, 2015, the company had approximately $197.3 million of cash and cash equivalents on hand and nothing drawn on its $500.0 million revolving credit facility.

Non-GAAP Financial Measures
The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. The National Association of Real Estate Investment Trusts ("NAREIT") stated in its April 2002 White Paper on FFO, "Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." The company also believes that Recurring FFO is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO, as defined by NAREIT and the company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity and non-recurring revenue and expenses. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company's method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from our operating income or net income. In this release, the company has provided NOI on a same-property basis. Information provided on a same-property basis includes the results of properties that were owned and operated for the entirety of the reporting periods being compared and excludes properties that were under development/redevelopment and properties acquired, sold, or in the foreclosure process during the periods being compared. The company has also provided NOI on a same-property basis adjusted to include redevelopment properties.

Earnings before interest, tax, depreciation and amortization ("EBITDA") and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs and as a measure of the company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance. Accordingly, the company's use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to our ability to meet various coverage tests for the stated period.

FFO, Recurring FFO, NOI, same-property NOI, EBITDA and Adjusted EBITDA are presented to assist investors in analyzing the company’s operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to common shareholders is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income before income taxes is the most directly comparable GAAP financial measure to NOI and same-property NOI and net income (loss) is the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

ADDITIONAL INFORMATION
For a copy of the company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a real estate investment trust that owns, operates and develops retail properties in high barrier-to-entry markets. At September 30, 2015, the portfolio comprises 79 shopping centers, three malls and a warehouse park adjacent to one of the centers, and aggregates 14,831,000 square feet.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the company's ability to complete its active development and redevelopment projects, the company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the company's ability to achieve the estimated unleveraged returns for such projects. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014
ASSETS
Real estate, at cost:
Land	$374,543	$378,096
Buildings and improvements	1,616,769	1,632,228
Construction in progress	53,209	8,545
Furniture, fixtures and equipment	3,879	3,935
Total	2,048,400	2,022,804
Accumulated depreciation and amortization	(500,654)	(467,503)
Real estate, net	1,547,746	1,555,301
Cash and cash equivalents	197,338	2,600
Cash held in escrow and restricted cash	9,832	9,967
Tenant and other receivables, net of allowance for doubtful accounts of $2,106 and $2,432, respectively	9,741	11,424
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $149 and $0, respectively	88,888	89,199
Identified intangible assets, net of accumulated amortization of $21,660 and $20,672, respectively	32,793	34,775
Deferred leasing costs, net of accumulated amortization of $13,057 and $12,121, respectively	17,674	17,653
Deferred financing costs, net of accumulated amortization of $7,394 and $6,813, respectively	11,702	10,353
Prepaid expenses and other assets	12,007	10,257
Total assets	$1,927,721	$1,741,529

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$1,246,155	$1,288,535
Identified intangible liabilities, net of accumulated amortization of $63,373 and $62,395, respectively	154,507	160,667
Accounts payable and accrued expenses	38,008	26,924
Other liabilities	10,134	6,540
Total liabilities	1,448,804	1,482,666
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,291,161 shares issued and outstanding	993	—
Additional paid-in capital	478,314	—
Accumulated earnings (deficit)	(33,852)	—
Noncontrolling interests:
Redeemable noncontrolling interests	33,104	—
Noncontrolling interest in consolidated subsidiaries	358	341
Vornado equity	—	258,522
Total equity	478,917	258,863
Total liabilities and equity	$1,927,721	$1,741,529

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUE
Property rentals	$58,111	$58,125	$173,077	$173,175
Tenant expense reimbursements	19,188	18,052	63,942	61,751
Management and development fees	551	133	1,779	398
Other income	1,975	106	3,525	544
Total revenue	79,825	76,416	242,323	235,868
EXPENSES
Depreciation and amortization	13,603	13,148	41,568	40,444
Real estate taxes	12,227	11,820	37,568	37,230
Property operating	10,494	11,074	38,002	38,973
General and administrative	6,385	4,606	25,503	14,275
Ground rent	2,527	2,593	7,606	7,803
Transaction costs	151	4,683	22,437	4,683
Provision for doubtful accounts	427	27	1,139	754
Total expenses	45,814	47,951	173,823	144,162
Operating income	34,011	28,465	68,500	91,706
Interest income	39	9	101	26
Interest and debt expense	(13,611)	(14,303)	(42,021)	(40,571)
Income before income taxes	20,439	14,171	26,580	51,161
Income tax expense	(394)	(525)	(1,399)	(1,575)
Net income	20,045	13,646	25,181	49,586
Less net income attributable to noncontrolling interests in:
Operating partnership	(1,179)	—	(1,605)	—
Consolidated subsidiaries	(6)	(5)	(17)	(16)
Net income attributable to common shareholders	$18,860	$13,641	$23,559	$49,570

Earnings per common share - Basic:	$0.19	$0.14	$0.24	$0.50
Earnings per common share - Diluted:	$0.19	$0.14	$0.24	$0.50
Weighted average shares outstanding - Basic	99,252	99,248	99,250	99,248
Weighted average shares outstanding - Diluted	99,286	99,248	99,272	99,248

Reconciliation of Net Income Attributable to Common Shareholders to FFO and Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to common shareholders, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2015.

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
	(in thousands)	(in thousands)
Net income attributable to common shareholders	$18,860	$23,559
Adjustments:
Rental property depreciation and amortization	13,452	41,102
Limited partnership interests in operating partnership	1,179	1,605
Funds From Operations	33,491	66,266
Funds From Operations per diluted share(1)	0.32	0.63

Transaction costs	151	22,437
One-time equity awards related to the spin-off	—	7,143
Environmental remediation costs	—	1,379
Tenant bankruptcy settlement income	(1,774)	(3,034)
Debt restructuring expenses	—	1,034
Recurring Funds From Operations	$31,868	$95,225
Recurring Funds From Operations per diluted share(1)	$0.30	$0.90

Weighted average diluted shares(1)	105,436	105,351

(1) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for all periods presented is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 6.1 million Operating Partnership and LTIP units which are redeemable into our common shares. These redeemable units are not included in the diluted weighted average share count for the periods presented for GAAP purposes because their inclusion is anti-dilutive.

FFO and Recurring FFO are non-GAAP financial measures. The company believes that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The company believes that Recurring FFO provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Income before Income Taxes to NOI and Same-Property NOI

The following table reflects the reconciliation of NOI, same-property NOI (with and without redevelopment) to income before income taxes, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2015	2014	2015	2014
Income before income taxes	$20,439	$14,171	$26,580	$51,161
Interest income	(39)	(9)	(101)	(26)
Interest and debt expense	13,611	14,303	42,021	40,571
Operating income	34,011	28,465	68,500	91,706
Depreciation and amortization	13,603	13,148	41,568	40,444
General and administrative expense	6,385	4,606	25,503	14,275
Transaction costs	151	4,683	22,437	4,683
Subtotal	54,150	50,902	158,008	151,108
Less: non-cash rental income	(1,943)	(2,643)	(5,741)	(7,325)
Add: non-cash ground rent expense	318	442	1,015	1,176
NOI	52,525	48,701	153,282	144,959
Adjustments:
NOI related to properties being redeveloped	(3,966)	(4,284)	(12,171)	(11,887)
Tenant bankruptcy settlement and lease termination income	(1,947)	(44)	(3,207)	(260)
Environmental remediation costs	—	—	1,379	—
Management and development fee income from non-owned properties	(551)	(133)	(1,779)	(398)
Other	(181)	(157)	(604)	(318)
Subtotal adjustments	(6,645)	(4,618)	(16,382)	(12,863)
Same-property NOI	$45,880	$44,083	$136,900	$132,096
Adjustments:
NOI related to properties being redeveloped	3,966	4,284	12,171	11,887
Same-property NOI including properties in redevelopment	$49,846	$48,367	$149,071	$143,983

NOI and same-property NOI are non-GAAP financial measures. The company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2015	2014	2015	2014
Net income	$20,045	$13,646	$25,181	$49,586
Depreciation and amortization	13,603	13,148	41,568	40,444
Interest and debt expense	13,611	14,303	42,021	40,571
Income tax expense	394	525	1,399	1,575
EBITDA	47,653	41,622	110,169	132,176
Adjustments for Adjusted EBITDA:
Transaction costs	151	4,683	22,437	4,683
One-time equity awards related to the spin-off	—	—	7,143	—
Environmental remediation costs	—	—	1,379	—
Tenant bankruptcy settlement income	(1,774)	—	(3,034)	—
Adjusted EBITDA	$46,030	$46,305	$138,094	$136,859